UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2004

SOLECTRON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 957-8500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 2 – Financial Information
ITEM 2.05 Costs Associated with Exit or Disposal Activities
ITEM 2.06 Material Impairments
SIGNATURES

SECTION 2 – Financial Information

ITEM 2.05 Costs Associated with Exit or Disposal Activities

Solectron will take new restructuring charges of approximately $20-$25 million during the fourth quarter of fiscal 2004. These restructuring actions are to further consolidate facilities, reduce the workforce in Europe and North America by approximately 500 employees and continue the transition of our operations to lower cost regions. These restructuring actions are incremental to the restructuring charges previously announced. These new restructuring charges will result in approximately $20 million in future cash expenditures.

ITEM 2.06 Material Impairments

On September 14, 2004, Solectron concluded that a non-cash impairment charge of approximately $47 million was required to be taken in the fourth quarter of fiscal 2004 and consequently, will reduce the carrying value of our intangible assets. The non-cash impairment charge is a result of our decision to disengage from certain customer product lines in the PC and Computing market.

On September 10, 2004, Solectron completed the sale of its minority interest in ECS Holdings Limited (ECS) for approximately $16 million in cash. As a result of the sale, Solectron is reviewing its investment in ECS and related entities. At this time, Solectron is estimating a loss between $6 million and $15 million to be recognized during the fourth quarter of fiscal 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2004	Solectron Corporation
/s/ Kiran Patel
Kiran Patel
Executive Vice President and Chief Financial Officer